Exhibit (10.2)

EASTMAN KODAK COMPANY
2013 OMNIBUS INCENTIVE PLAN

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Award Agreement”) evidences a grant of a Restricted Stock Award (“RSA”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”).  Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:
Grant Date:
Number of Shares: Vesting Schedule:

Vesting Date	Percentage Vesting
TBD	25%
TBD	25%
TBD	25%
On the day immediately preceding the Eastman Kodak Company ______ annual meeting of shareholders	25%

The shares subject to the RSA (the “Restricted Shares”) will only vest if the Grantee continuously serves on the Board from the Grant Date through the applicable Vesting Date. In the event of the termination of the Grantee’s service, the Restricted Shares that would have otherwise vested on the Vesting Date immediately following the date of termination will vest pro rata, based on the number of days the Grantee served during the quarter in which the termination occurs, and the remaining unvested Restricted Shares will be forfeited unless the Board determines otherwise.

Transferability:

The Restricted Shares will not in any manner be subject to alteration, anticipation, sale, transfer, assignment, pledge or encumbrance. After vesting, the Restricted Shares that have vested may be transferred subject to applicable limitations and laws.

No Right to Continued Service:	The Grantee’s receipt of this Award does not give the Grantee right to remain in the service of the Company or as a member of the Board.

Section 83(b) Election:

The Grantee may elect to be taxed at the time of the Grant Date, rather than at the time the Award vests, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within 30 days of the Grant Date. If Grantee elects to make an 83(b) Election, Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service within 10 days of filing notice of such election. The Grantee agrees to assume full responsibility for ensuring that the 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the 83(b) Election.

Other Terms:

The RSA is subject to all other terms set forth in the Plan. The Plan is incorporated herein by reference, and, by accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.  The Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSA.  In the event of any conflict between this Award Agreement and the Plan, the terms of the Plan shall control unless the context indicates otherwise.